Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-118922, 333-127245, and 333-136726) and on Form S-8 (Nos. 333-90950, 333-109058, 333-116589, 333-125305 and 333-141823) of Advanced Medical Optics, Inc. of our report dated March 6, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for share-based compensation in 2006) relating to the financial statements of IntraLase Corp. appearing in this Current Report on Form 8-K under the Securities Exchange Act of 1934 of Advanced Medical Optics, Inc. dated April 23, 2007.

/s/ Deloitte & Touche LLP

Costa Mesa, California

April 20, 2007